EXHIBIT 10.6


                                  HERITAGE BANK
                        SUPPLEMENTAL RETIREMENT AGREEMENT

       THIS AGREEMENT is made this 25th day of October, 1999 by and between HERITAGE BANK, a Montana corporation located in Great Falls, Montana (the "Company"), and STEVE L. FEURT (the "Executive"). This agreement is effective November 1, 1999 for vesting and accrual computation purposes.

                                  INTRODUCTION

       To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

       The Executive and the Company agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

       1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

              1.1.1 "CHANGE OF CONTROL" means the transfer of 51% or more of the Company's outstanding voting common stock.

              1.1.2 "CODE" means the Internal Revenue Code of 1986, as amended.

              1.1.3 "DISABILITY" means, if the Executive is covered by a Company sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As


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       a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

              1.1.4 "NORMAL RETIREMENT AGE" means the Executive's 65th birthday.

              1.1.5 "NORMAL RETIREMENT DATE" means the later of the Normal Retirement Age or the date of the Executive's Termination of Employment.

               1.1.6 "PLAN YEAR" means the plan's accounting year of twelve consecutive months commencing on the effective date of this Agreement and ending on each anniversary date thereafter.

               1.1.7 "TERMINATION OF EMPLOYMENT" Means the Executive ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.


                                    ARTICLE 2

                                LIFETIME BENEFITS

       2.1 NORMAL RETIREMENT BENEFIT. If the Executive terminates employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1.

              2.1.1. AMOUNT OF BENEFIT. The benefit under this Section 2.1 is either a lump sum payment of the amount on Schedule A, or at the election of the Executive, an annuity with a term acceptable to the Executive, shall be purchased using all available accrued amounts. The payment or annuity purchase shall begin or be made within 60 days from the date of retirement.

       2.2 EARLY TERMINATION BENEFIT. If the Executive terminates employment before the Normal Retirement Age for reasons other than death, Disability or Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.2.

              2.2.1. AMOUNT OF BENEFIT. The amount of the benefit shall be the vested amount accrued on the books of the employer, in accordance with Schedule A, attached. The benefit shall be the accrued balance at the date of Termination of Employment.

              2.2.2 PAYMENT OF BENEFIT. The payment shall be in a lump sum, made within 60 days of Termination of Employment.

       2.3 DISABILITY BENEFIT. If the Executive terminates employment for Disability prior to the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3.

              2.3.1 AMOUNT OF BENEFIT. The amount of the benefit shall be the vested amount accrued on the books of the employer, in accordance with Schedule A, attached. The employee will be considered 100% vested upon a determination of full or partial disability.
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              2.3.2 PAYMENT OF BENEFIT. The payment shall be made in a lump sum within 60 days of Termination of Employment as a result of disability.

       2.4 CHANGE OF CONTROL BENEFIT. Upon a Change of Control while the Executive is in the active service of the Company, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

              2.4.1 AMOUNT OF BENEFIT. The amount of the benefit shall be the vested amount accrued on the books of the employer, in accordance with Schedule A, attached. The employee will be considered 100% vested upon a change in control.

              2.4.2 PAYMENT OF BENEFIT. The payment shall be made in a lump sum within 60 days of Termination of Employment as a result of a change in control.

       2.5 VESTING OF BENEFIT. The Executive shall vest 10% for every Plan Year he is employed and 100% vested after 10 Plan Years. The effective date for vesting is January 1, 1997.


                                    ARTICLE 3

                                 DEATH BENEFITS

       3.1 DEATH DURING ACTIVE SERVICE. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1.

              3.1.1 AMOUNT OF BENEFIT. The amount of the benefit shall be the vested amount accrued on the books of the employer, in accordance with Schedule A, attached. The Executive shall become fully vested if death is prior to the normal retirement date.

              3.1.2 PAYMENT OF BENEFIT. The payment shall be made in a lump sum within 60 days of death.

                                    ARTICLE 4

                                  BENEFICIARIES

      4.1 BENEFICIARY DESIGNATIONS. The Executive shall designate a beneficiary by filing a written designation with the Company (See Schedule B). The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's surviving spouse, if any, and if none, to the Executive's surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive's estate.

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      4.2 FACILITY OF PAYMENT. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.


                                    ARTICLE 5

                               GENERAL LIMITATIONS

      Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

       5.1 EXCESS PARACHUTE PAYMENT. To the extent the benefit would be an excess parachute payment under Section 28OG of the Code.

       5.2 TERMINATION FOR CAUSE. If the Company terminates the Executive's employment for:

              5.2.1 Gross negligence or gross neglect of duties;

              5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude;

        or

              5.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.


                                    ARTICLE 6

                          CLAIMS AND REVIEW PROCEDURES

         6.1 CLAIMS PROCEDURE. The Company shall notify the Executive, the Executive's beneficiary, or any other party who claims a right to an interest under the Agreement (the "Claimant") in writing, within sixty (60) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

                                    ARTICLE 7

                           AMENDMENTS AND TERMINATION

      This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive except that the Company, in its sole discretion, may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would
(i) cause benefits to be taxable to the Executive prior to actual receipt, or
(ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In the event of any termination, the Executive shall be treated as if the date of termination of the Agreement were his Termination of Employment under Section 2.2.


                                    ARTICLE 8

                                  MISCELLANEOUS

       8.1 BINDING EFFECT. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

       8.2 NO GUARANTEE OF EMPLOYMENT. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

       8.3 NON-TRANSFERABILITY. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

       8.4 TAX WITHHOLDING. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

       8.5 APPLICABLE LAW. The Agreement and all rights hereunder shall be governed by the laws of the State of Montana, except to the extent preempted by the laws of the United States of America.

       8.6 UNFUNDED ARRANGEMENT. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

       8.7 REORGANIZATION. The Company shall merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.


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       8.8 ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties and it contains all of the covenants and agreements between the Executive and the Company.

      IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                              COMPANY:

                                        HERITAGE BANK

/s/ Steve L. Feurt                      /s/ Kevin P. Clark
______________________________          ________________________________
EXECUTIVE                               BY

                                        Pres
                                        ________________________________
                                        TITLE

                                        10/25/99
                                        ________________________________
                                        DATE

                                        /s/ Kurt R. Weise
                                        ________________________________
                                        WITNESS


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                                   SCHEDULE A

Supplemental Retirement Agreement
By and between Steve Feurt and Heritage Bank
Dated October 25, 1999

Benefit Accrual

Plan Year                 Annual         Total Accrued
                          Accrual           Benefit

      1                    5,823              5,823
      2                    6,277             12,100
      3                    6,767             18,867
      4                    7,295             26,162
      5                    7,864             34,025
      6                    8,477             42,502
      7                    9,138             51,640
      8                    9,851             61,491
      9                   10,619             72,111
      10                  11,448             83,558
      11                  12,341             95,899
      12                  13,303            109,202
      13                  14,341            123,543
      14                  15,459            139,002
      15                  16,665            155,667
      16                  17,965            173,632
      17                  19,366            192,999
      18                  20,877            213,875
      19                  22,505            236,381
      20                  24,261            260,641
      21                  26,153            286,794
      22                  28,193            314,987


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Schedule B

Designation of Beneficiary
Supplemental Retirement Agreement
By and between Steve Feurt and Heritage Bank

Beneficiary Designation:

/s/ Rhonda K. Feurt             Primary
________________________________________________________________________________


/s/ Shannon R. Feurt            }
________________________________}_______________________________________________
                                } Secondary - contingent
                                }       each at 50%
/s/ Scott M. Feurt              }
________________________________________________________________________________










Signed:   /s/ Steve L. Feurt                               Date:   10/25/99
        --------------------------------------                   ---------------

This Beneficiary Designation only refers to that Supplemental Retirement Agreement between Steve Feurt and Heritage Bank signed on 10/25, 1999.